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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-116767) and related Prospectus of Avatar Holdings Inc. for the registration of the $120,000,000 of 4.5% Convertible Senior Notes due 2024 and 2,280,068 shares of its common stock of our report dated February 19, 2004, except for Note T as to which the date is February 25, 2004, with respect to the consolidated financial statements of Avatar Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



/s/  ERNST & YOUNG LLP



Miami, Florida
August 6, 2004